Exhibit 4.13

ASSET EXCHANGE AGREEMENT

BY AND BETWEEN

C MEDIA LIMITED,

A CORPORATION ORGANIZED UNDER THE LAWS OF THE CAYMAN ISLANDS,

&

KINGTONE WIRELESSINFO SOLUTION HOLDING LTD.,
A CORPORATION ORGANIZED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

DATED AS OF January 25, 2018

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ASSET EXCHANGE AGREEMENT

This Asset Exchange Agreement (the “Agreement”) is dated as of January 25, 2018 (the “Effective Date”), by and between C MEDIA LIMITED, a corporation organized under the laws of the Cayman Islands (“C Media”), and KINGTONE WIRELESSINFO SOLUTION HOLDING LTD., a corporation organized under the laws of the British Virgin Islands (“Kingtone”).  C Media and Kingtone are sometimes referred to herein individually as a “Party” and collectively as the “Parties,” and, if the context requires, a Party may be referred to as either a “Transferring Party” or an “Acquiring Party”, as such terms are defined in Appendix A of this Agreement.

RECITALS:

A. C Media owns certain interests in properties, rights and other related Exchange Assets that are defined and described herein as the “C Media Assets.”

B. Kingtone owns certain interests in properties, rights and other related Exchange Assets that are defined and described herein as the “Kingtone Assets.”

C. C Media desires to grant, assign, transfer and convey to Kingtone the C Media Assets, in the manner and upon the terms and conditions hereafter set forth.

D. Kingtone desires to grant, assign, transfer and convey to C Media the Kingtone Assets, along with certain other consideration described herein, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms.  In addition to the terms defined throughout this Agreement, the capitalized terms used herein that are not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2 References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, and clauses refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, and clauses of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, and clauses of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or clause unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  Theword “including” (in its various forms) shall be deemed to include the terms “including, without limitation,” and “including, but not limited to.” Any representation or warranty qualified to the “knowledge of the Transferring Party” or “to the Transferring Party’s knowledge” or with any similar knowledge qualification is limited to matters actually known (without the need to conduct an inquiry with respect to the applicable matter) by any ofthe respective directors and officers of the Parties.  All references to “$” shall be deemed references to U.S. Dollars.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The Appendix, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  References to any date shall mean such date in New York, NY, and for purposes of calculating the time period in which any notice or action is to be given or taken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in New York, NY.

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ARTICLE 2
EXCHANGE

Section 2.1 Agreement to Exchange Assets.  At the Closing, upon the terms and subject to the conditions of this Agreement, C Media agrees to grant, transfer, assign and convey the C Media Assets to Kingtone, and Kingtone agrees to grant, transfer, assign and convey to C Media or its designees, as applicable (i) the Kingtone Assets, (ii) [___] shares of the ordinary stock and 1,000,000 preferred shares (collectively as the “Exchange Shares”) of Kingtone (the “Exchange”).  The Preferred Shares shall have an initial per share voting weight of 399 votes (the “Preferred Shares”) and shall be issued to Mr. Xuesong Song, the major shareholder of C Media. The C Media Assets, the Kingtone Assets and the Exchange Shares contemplated by this Agreement to be exchanged by the Parties at the Closing are sometimes referred to herein as the “Exchange Assets.”

Section 2.2 C Media Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, C Media hereby sells, conveys, transfers, assigns and delivers to Kingtone and its successors and assigns, and Kingtone hereby purchases and acquires from C Media, all of the C Media Assets, free and clear of all Liens. “C Media Assets” means all issued and outstanding capital stock or equity interests of Star Chariot Limited (“Star Chariot”) and its wholly owned subsidiaries MMB Limited and Mobile Media (China) Limited and their respective subsidiaries. C Media conducts all of its businesses and operations through MMB Limited and Mobile Media (China) Limited and their subsidiaries (“C Media Business”).

Section 2.3 Kingtone Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Kingtone hereby sells, conveys, transfers, assigns and delivers to C Media and its successors and assigns, and C Media hereby purchases and acquires from Kingtone, all of the Kingtone Assets, free and clear of all Liens. “Kingtone Assets” means all issued and outstanding capital stock or equity interests of Topsky Info-tech Holdings Pte Ltd. and its wholly owned subsidiary Xi’an Softech Co., Ltd. (“Xi’an Softech”), including all entities effectively controlled by the Xi’an Softech through contractual arrangements, including but not limited to Xi’an Kingtone Information Technology Co., Ltd. Kingtone conducts all of its businesses and operations through Xi’an Softechand its variable interest entity (“VIE”) Xi’an Kingtone Information Technology Co., Ltd. and its subsidiaries (“Kingtone Business”).

ARTICLE 3
EXCHANGE CONSIDERATION

Section 3.1 Exchange Consideration.  The consideration for this Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, is the grant, exchange, transfer, assignment and conveyance of the Exchange Assets as described in Article 2 above, and the mutual representations, warranties, covenants, and agreements of the Parties set forth herein.  The Parties agree that the C Media Assets on the one hand, and the Kingtone Assets and Exchange Shares on the other hand, are of reasonably equivalent value (meaning that said value is within the range of value for which each Transferring Party would sell its Exchange Assets to a Person other than the Acquiring Party, in an arms’ length transaction). The Parties agree that the Preferred Shares shall: (a) have an initial per share voting weight of 399 votes of the ordinary shares of Kingtone; (b)have no economic rights nor any rights to dividends or any other distribution by the Kingtone; (c) be entitled to vote on all matters submitted to a vote of Kingtone’s shareholders; (d) be transferable by Mr. Xuesong Song to any third party through one or more private transactions, subject to applicable Law; and (e)in the event of a sale to a third party of a Preferred Share through a public offer and sale, have such Preferred Share’s voting rights reduced to one vote per share effective immediately upon the consummation of such sale.

Section 3.2 Tax Treatment.  Each Party shall promptly notify the other Parties in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the tax treatment of the Exchange, and no Party shall agree to any proposed adjustment to the tax treatment of the Exchange by any Taxing authority without first giving to the other Parties prior written notice.  Notwithstanding anything to the contrary set forth in this Agreement, nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the tax treatment of the transactions contemplated by this Agreement and the Ancillary Documents, and no Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such tax treatment.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF C MEDIA

Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, C Media hereby makes the following representations and warranties to Kingtone:

Section 4.1 Subsidiaries. All of the direct and indirect subsidiaries (each, a “Subsidiary”) of C Media are set forth on Schedule 4.1. Except as set forth on Schedule 4.1, C Media owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each of C Media’s Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

Section 4.2 Organization and Qualification. C Media and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither C Media nor any of its Subsidiaries is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of C Media and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any of this Agreement or any ancillary document relating to the transactions contemplated hereby (the “Transaction Documents”), (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of C Media and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on C Media’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding or Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 4.3 Authorization; Enforcement. C Media has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by C Media and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of C Media and no further action is required by C Media, the Board of Directors or C Media’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by C Media and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of C Media enforceable against C Media in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 4.4 No Conflicts. The execution, delivery and performance by C Media of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of C Media’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of C Media or any of its Subsidiaries, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a C Media or Subsidiary debt or otherwise) or other understanding to which or any Subsidiary is a party or by which any property or asset of C Media or any of its Subsidiaries is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which C Media or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of C Media or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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Section 4.5 Filings, Consents and Approvals. C Media is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person in connection with the execution, delivery and performance by C Media of the Transaction Documents, other than: (i) the filings required pursuant to Section 6.2 of this Agreement, and (ii) such filings as are required to be made under applicable Laws (collectively, the “Required Approvals”).

Section 4.6 Capitalization. No Person has any right of first refusal, preemptive right, right of participation, or any similar right in relation to the capital stock of C Media’s Subsidiaries. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the capital stock of C Media’s Subsidiaries, or Contracts, commitments, understandings or arrangements by which C Media or any Subsidiary is or may become bound to issue additional shares of capital stock or capital stock of any of its Subsidiaries. There are no outstanding securities or instruments of C Media or any of its Subsidiaries that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which C Media or any of its Subsidiaries is or may become bound to redeem a security of C Media’s Subsidiaries. All of the outstanding shares of capital stock of C Media’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

Section 4.7 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of C Media, threatened against or affecting C Media, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither C Media nor any of its Subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under applicable Laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of C Media, there is not pending or contemplated, any investigation by any Governmental Body involving C Media or any current or former director or officer of C Media.

Section 4.8 Labor Relations. No labor dispute exists or, to the knowledge of C Media, is imminent with respect to any of the employees of C Media, which could reasonably be expected to result in a Material Adverse Effect. None of the C Media’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with C Media or such Subsidiary, and neither C Media nor any of its Subsidiaries is a party to a collective bargaining agreement, and C Media and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of C Media, no executive officer of C Media or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject C Media or any of its Subsidiaries to any liability with respect to any of the foregoing matters. C Media and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 4.9 Compliance. Neither C Media nor any of its Subsidiaries: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by C Media or any of its Subsidiaries under), nor has C Media or any of its Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Body or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Body, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 4.10 Environmental Laws. C Media and its Subsidiaries (i) are in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Permits. Except as set forth on Schedule 4.11, C Media possesses all material Permits as necessary to conduct the operations or as necessary to own, lease and operate the properties of the C Media Business. All Permits are valid and in full force and effect, and C Media is not in violation in any material respect of the terms of any Permit. C Media has not received any notice of any Action to limit, suspend, modify or revoke any C Media or any operation of the C Media Business.

Section 4.12 Title to Assets.

(a) Except as set forth on Schedule 4.12(a)1.1(a), C Media has good and valid title to all of the C Media Assets (or a good and valid leasehold interest in all such items leased), in each case free and clear of all Liens. The C Media Business is not conducted through any other Person other than C Media and its Subsidiaries.

(b) Except as set forth on Schedule 4.12(b), the C Media Assets (including, without limitation, the C Media Transferred Business Intellectual Property Rights) constitute all the assets, properties and rights owned, used or held for use in connection with the C Media Business. C Media owns or has the right to use all C Media Assets, and the C Media Assets are sufficient for the immediate needs of the C Media Business as it is currently conducted. Other than assets that C Media has rights in under outstanding real estate leases or licenses, no other assets necessary to conduct the C Media Business as it is presently conducted are owned by Person other than C Media and its Subsidiaries.

Section 4.13 Intellectual Property Rights. C Media owns and possesses all right, title and interest in and to the Intellectual Property used in the C Media Business, (ii) neither C Media nor any of its Subsidiaries is currently infringing, or has in the past infringed, on the intellectual property rights of any other Person, and (iii) to the knowledge of C Media, no Person is currently infringing on the Intellectual Property used in the C Media Business.

Section 4.14 Insurance. C Media and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the C Media and its Subsidiaries are engaged. Neither C Media nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.15 Transactions With Affiliates and Employees. Except as set forth on Schedule 4.15, none of the officers or directors of C Media or any of its Subsidiaries, to the knowledge of the C Media, none of the employees of C Media or any of its Subsidiaries(i) owns any property or right, tangible or intangible, which is used in the C Media Business, (ii) has any claim or cause of action against C Media or any of its Subsidiaries, (iii) owes any money to, or is owed any money by C Media or any of its Subsidiaries or (iv) is a party to any contract or other arrangement (written or oral) with C Media or any of its Subsidiaries.

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Section 4.16 Contracts. Except as set forth on Schedule 4.16, each Contract to which any of C Media’s Subsidiaries is a party or by which a C Media Subsidiary is bound is in full force and effect, is in compliance with all applicable Laws and constitutes a valid, legal, binding and enforceable obligation of such C Media Subsidiary and, to the knowledge of C Media, the other parties thereto, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.17 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by C Media or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

Section 4.18 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, C Media and its Subsidiaries each (i) has made or filed all United States and foreign federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of C Media or any of its Subsidiaries know of no basis for any such claim.

Section 4.19 Understandings or Arrangements. To C Media’s knowledge, each designees of C Media acquiring the Exchange Shares is acquiring such Exchange Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Exchange Shares (this representation and warranty not limiting such designee’s right to sell the Exchange Shares in compliance with applicable federal and state securities laws).

Section 4.20 Regulation S. C Media and all its shareholders are non-U.S. persons (as such term is defined in Rule 902 of Regulation S under the Securities Act) and, to C Media’s knowledge, are not acquiring the Exchange Shares for the account or benefit of a U.S. person. C Media and its shareholders will not, within six (6) months of the date of the transfer of the Exchange Shares to C Media, (i) make any offers or sales of the Exchange Shares in the United States or to, or for the benefit of, a U.S. person (in each case, as defined in Regulation S) other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act, or (ii) engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act. Neither C Media nor any of the C Media’s shareholders or their respective Affiliates or any person acting on his/her or their behalf has engaged or will engage in directed selling efforts (within the meaning of Regulation S) with respect to the Exchange Shares, and all such persons have complied and will comply with the offering restriction requirements of Regulation S in connection with the offering of the Exchange Shares outside of the United States.

Section 4.21 Net Income. The net income of C Media and its subsidiaries to be merged into Kingtone, on a consolidated basis, for the latest past fiscal year or in two of the last three fiscal years shall be no less than $750,000 under GAAP as defined in Section 5.10 herein.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF KINGTONE

Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, Kingtone hereby makes the following representations and warranties to C Media:

Section 5.1 Subsidiaries. All of the direct and indirect subsidiaries (each, a “Subsidiary”) of Kingtone are set forth on Schedule 5.1. Except as set forth on Schedule 5.1, Kingtone owns, directly or indirectly, all of the capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each of Kingtone’s Subsidiaries are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

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Section 5.2 Organization and Qualification. Kingtone and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Kingtone nor any of its Subsidiaries is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of Kingtone and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a Material Adverse Effect on the legality, validity or enforceability of any of Transaction Documents, (ii) a Material Adverse Effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Kingtone and its Subsidiaries, taken as a whole, or (iii) a Material Adverse Effect on Kingtone’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document and no proceeding or Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 5.3 Authorization; Enforcement. Kingtone has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by Kingtone and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Kingtone and no further action is required by Kingtone, the Board of Directors or Kingtone’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Kingtone and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Kingtone enforceable against Kingtone in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 5.4 No Conflicts. The execution, delivery and performance by Kingtone of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Kingtone’s or any of its Subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Kingtone or any of its Subsidiaries, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Kingtone or Subsidiary debt or otherwise) or other understanding to which or any Subsidiary is a party or by which any property or asset of Kingtone or any of its Subsidiaries is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Body to which Kingtone or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of Kingtone or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Filings, Consents and Approvals. Kingtone is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Body or other Person in connection with the execution, delivery and performance by Kingtone of the Transaction Documents, other than: (i) the filings required pursuant to Section 6.2 of this Agreement, and (ii) the Required Approvals.

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Section 5.6 Capitalization. The capitalization of Kingtone is as set forth on Schedule 5.6. Except for the sale and issuance of the Exchange Shares pursuant to the Transaction Documents, no Person has any right of first refusal, preemptive right, right of participation, or any similar right in relation to the capital stock of Kingtone or any of its Subsidiaries. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the capital stock of Kingtone or any of its Subsidiaries, or Contracts, commitments, understandings or arrangements by which Kingtone or any Subsidiary is or may become bound to issue additional shares of capital stock or capital stock of any of its Subsidiaries. There are no outstanding securities or instruments of Kingtone or any of its Subsidiaries that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which Kingtone or any of its Subsidiaries is or may become bound to redeem a security of Kingtone or such Subsidiary. The issuance and sale of the Exchange Shares will not obligate Kingtone or any of its Subsidiaries to issue securities to any Person (other than C Media) and will not result in a right of any holder of Kingtone securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Kingtone does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Kingtone are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to Kingtone’s capital stock to which Kingtone is a party or, to the knowledge of Kingtone, between or among any of the Kingtone’s stockholders.

Section 5.7 Litigation. There is no Action threatened against or affecting Kingtone, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Kingtone nor any of its Subsidiaries, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under applicable Laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Kingtone, there is not pending or contemplated, any investigation by any Governmental Body involving Kingtone or any current or former director or officer of Kingtone.

Section 5.8 Labor Relations. No labor dispute exists or, to the knowledge of Kingtone, is imminent with respect to any of the employees of Kingtone, which could reasonably be expected to result in a Material Adverse Effect. None of Kingtone’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Kingtone or such Subsidiary, and neither Kingtone nor any of its Subsidiaries is a party to a collective bargaining agreement, and Kingtone and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of Kingtone, no executive officer of Kingtone or any of its Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Kingtone or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Kingtone and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Compliance. Neither Kingtone nor any of its Subsidiaries: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Kingtone or any of its Subsidiaries under), nor has Kingtone or any of its Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Body or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Body, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

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Section 5.10 Environmental Laws. Kingtone and its Subsidiaries (i) are in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all Environmental Laws; (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11 Permits. Except as set forth on Schedule 5.11, Kingtone possesses all Permits necessary to conduct the operations or as necessary to own, lease and operate the properties of the Kingtone Business. All Permits are valid and in full force and effect, and Kingtone is not in violation in any material respect of the terms of any Permit. Kingtone has not received any notice of any Action to limit, suspend, modify or revoke any Kingtone or any operation of the Kingtone Business.

Section 5.12 Title to Assets.

(c) Except as set forth on Schedule 5.12(a)1.1(a), Kingtone has good and valid title to all of the Kingtone Assets (or a good and valid leasehold interest in all such items leased), in each case free and clear of all Liens. Except as described in the SEC Reports, the Kingtone Business is not conducted through any other Person other than Kingtone and its Subsidiaries.

(d) Except as set forth on Schedule 5.12(b), the Kingtone Assets (including, without limitation, the Kingtone Transferred Business Intellectual Property Rights) constitute all the assets, properties and rights owned, used or held for use in connection with the Kingtone Business. Kingtone owns or has the right to use all Kingtone Assets, and the Kingtone Assets are sufficient for the immediate needs of the Kingtone Business as it is currently conducted. Other than assets that Kingtone has rights in under outstanding real estate leases or licenses, which leases and licenses are disclosed on Schedule 5.12(b), no other assets necessary to conduct the Kingtone Business as it is presently conducted are owned by Person other than Kingtone and its Subsidiaries.

Section 5.13 Intellectual Property Rights. All of the Intellectual Property used in the Kingtone Business is set forth on Schedule 5.13. Except as set forth on Schedule 5.13: (i) Kingtone owns and possesses all right, title and interest in and to the Intellectual Property used in the Kingtone Business, (ii) neither Kingtone nor any of its Subsidiaries is currently infringing, or has in the past infringed, on the intellectual property rights of any other Person, and (iii) to the knowledge of Kingtone, no Person is currently infringing on the Intellectual Property used in the Kingtone Business.

Section 5.14 Insurance. Kingtone and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Kingtone and its Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage, except as set forth on Schedule 5.14. Neither Kingtone nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.15 Transactions With Affiliates and Employees. Except as set forth on Schedule 5.15, none of the officers or directors of Kingtone or any of its Subsidiaries, to the knowledge of the Kingtone, none of the employees of Kingtone or any of its Subsidiaries (i) owns any property or right, tangible or intangible, which is used in the Kingtone Business, (ii) has any claim or cause of action against Kingtone or any of its Subsidiaries, (iii) owes any money to, or is owed any money by Kingtone or any of its Subsidiaries or (iv) is a party to any contract or other arrangement (written or oral) with Kingtone or any of its Subsidiaries.

Section 5.16 Contracts. Each Contract to which any Kingtone Subsidiary is a party or by which a Kingtone Subsidiary is bound is in full force and effect, is in compliance with all applicable Laws and constitutes a valid, legal, binding and enforceable obligation of such Kingtone Subsidiary and, to the knowledge of Kingtone, the other parties thereto, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Laws governing specific performance, injunctive relief and other equitable remedies.

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Section 5.17 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Kingtone or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

Section 5.18 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Kingtone and its Subsidiaries each (i) has made or filed all United States and foreign federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Kingtone or any of its Subsidiaries know of no basis for any such claim.

Section 5.19 Issuance of Exchange Shares. The Exchange Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. Kingtone has reserved from its duly authorized capital stock the maximum number of shares of ordinary stock issuable pursuant to this Agreement. Kingtone shall duly amend its memorandum and articles of association to create a class of preferred shares having those rights and restrictions described in Section 3.1. Kingtone shall reserve from its duly authorized capital stock the maximum number of Preferred Shares issuable pursuant to this Agreement.

Section 5.20 SEC Reports; Financial Statements. Kingtone has filed all reports, schedules, forms, statements and other documents required to be filed by Kingtone under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Kingtone was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except as set forth on Schedule 5.19. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Kingtone included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Kingtone and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.21 Sarbanes-Oxley; Internal Accounting Controls. Except as set forth on Schedule 5.20, Kingtone and its Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) thereunder that are effective as of the date hereof and as of the Closing Date. Kingtone and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Kingtone and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Kingtone and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by Kingtone in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Kingtone’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of Kingtone and its Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Kingtone presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of Kingtone and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, the internal control over financial reporting of Kingtone and its Subsidiaries.

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Section 5.22 Listing and Maintenance Requirements. Kingtone’s ordinary shares and American Depository Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Kingtone has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Kingtone’s ordinary shares and American Depository Shares under the Exchange Act nor has Kingtone received any notification that the Commission is contemplating terminating such registration. Except as set forth on Schedule 5.21,Kingtone has not, in the 12 months preceding the Closing Date, received notice from any trading market on which Kingtone’s ordinary shares and American Depository Shares are or have been listed or quoted to the effect that Kingtone is not in compliance with the listing or maintenance requirements of such trading market. Kingtone is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. Kingtone’s ordinary shares nd American Depository Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Kingtone is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

ARTICLE 6
COVENANTS OF THE PARTIES

Section 6.1 Access to Records.  Between the Execution Date and the Closing Date, each Transferring Party and its Affiliates shall give each Acquiring Party and its Representatives reasonable access to the records and Contracts pertaining to its pre-Closing Exchange Assets and the right to copy, at the Acquiring Party’s sole cost and expense, such records and Contracts, for the purpose of conducting a confirmatory review of the Exchange Assets.  Each Transferring Party and its Affiliates shall cooperate with the Acquiring Party and its Representatives in the Acquiring Party’s efforts to obtain, at the Acquiring Party’s expense, such additional information relating to the Exchange Assets as the Acquiring Party may reasonably request.

Section 6.2 Government Reviews.  In a timely manner, the Transferring Parties and the Acquiring Parties shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby and (b) provide such information as each Party may reasonably request to make such filings, prepare such applications and conduct such negotiations.  To the extent necessary, the Transferring Party and its Affiliates shall reasonably cooperate with and assist the Acquiring Party in pursuing such filings, applications and negotiations, and the Acquiring Party shall reasonably cooperate with and assist the Transferring Party with respect to such filings, applications and negotiations.  Each Party shall be responsible for and shall make any governmental filings required to be made by such Party to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.3 Public Announcements; Confidentiality.

(a) No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party, except that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, provided, that, in each case, each Party shall consult with the other Party regarding the contents of any disclosure regarding the execution of this Agreement or Closing of the transactions contemplated hereby prior to making such disclosure, and that each Party shall use its reasonable efforts to consult with the other Parties regarding the contents of any other disclosure.

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(b) Each Party shall not, and shall cause its Affiliates not to, at any time after the Closing, disclose or use any Confidential Information, except for the disclosure or use of such Confidential Information as may be (i) required by Law (but only to the extent so required) or the rules or regulations of any trading market having jurisdiction over a Party’s securities, (ii) authorized in writing by the other Party or (iii) made in connection with enforcing a Party’s rights under this Agreement. For purposes of this Agreement, the term “Confidential Information” means all confidential or proprietary information or knowledge belonging to, used by or that is in the possession or control of the Parties or their respective Affiliates that has been provided to the other Party in connection with the transactions contemplated hereby, and in each case, each Party hereto hereby stipulates to the confidentiality and materiality of such Confidential Information. Notwithstanding anything to the contrary contained in the preceding sentence, the term “Confidential Information” shall exclude any information that (A) is known by the public through no wrongful act of or on behalf of the receiving Party; (B) becomes known to the receiving Party after Closing by disclosure from a third party who the receiving Party reasonably believes is under no obligation or duty of secrecy with respect to such information (excluding any employee, agent, representative, vendor, customer or other Person with a contractual or business relationship with the disclosing Party); (C) was, at the time of disclosure to the receiving Party, already known by the receiving Party; or (D) is independently ascertained or developed by or for the receiving Party without use of or reference to such information. In the event that a receiving Party is required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, such Party shall notify the disclosing Party promptly (which notification shall include the nature of the legal requirement and the extent of the required disclosure) of the request or requirement so that the disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3(b). The receiving Party must reasonably cooperate with the disclosing Party (at the disclosing Party’s sole cost and expense) to obtain a protective order or other confidential treatment and disclose only that portion, if any, of the Confidential Information as is required by Law.

Section 6.4 Operation of Business.  From the Execution Date until the Closing Date, each Party shall:

(a) conduct its business related to its pre-Closing Exchange Assets in the ordinary course consistent with such Party’s recent development program and prudent industry practice;

(b) not commit to any new operation on the Exchange Assets, or incur any contractual obligation or Liability, reasonably anticipated by the Transferring Party to require future capital expenditures by the owner of the Exchange Assets in excess of Ten Thousand Dollars ($10,000);

(c)  not voluntarily terminate, amend, execute or extend any material Contracts;

(d) maintain insurance coverage on its pre-Closing Exchange Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint mining agreement or similar agreement;

(e)  maintain all Permits, approvals, bonds and guaranties affecting its pre-Closing Exchange Assets, and make all filings that the Transferring Party or any of its Affiliates is required to make under applicable Law with respect to such Exchange Assets;

(f)   not transfer, sell, hypothecate, encumber or otherwise dispose of any portion of its pre-Closing Exchange Assets;

(g)  not create any lien, security interest or other Encumbrance with respect to its pre-Closing Exchange Assets, nor (i) enter into any agreement for the sale, disposition or encumbrance of any portion of such Exchange Assets, nor (ii) dedicate, sell, encumber or dispose of any Minerals produced from such Exchange Properties, if any;

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(h) grant any preferential right or other right to purchase or agree to require the consent of any Person not otherwise required to consent to the transfer and conveyance of its pre-Closing Exchange Assets to the Acquiring Party;

(i) in the case of Kingtone, not issue or authorize the issuance of any of Kingtone’s securities or rights to acquire such securities;

(j) not voluntarily abandon any of its pre-Closing Exchange Assets other than as required pursuant to the terms of a Lease or applicable Law; and

(k) not enter into any agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to the applicable Acquiring Party by the Transferring Party in accordance with the notice provisions of Section 12.2.  The Acquiring Party’s approval of any action restricted by this Section 6.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Transferring Party’s notice) after the Transferring Party’s notice to the Acquiring Party requesting such consent unless the Acquiring Party notifies the Transferring Party to the contrary during that period.

Section 6.5 Release of Liens.  Concurrent with the Closing, all Liens (if any) encumbering any of the Exchange Assets shall be terminated and released by the Transferring Party or other Person, as applicable.

Section 6.6 Further Assurances.  After Closing, the Parties agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any Ancillary Document delivered pursuant to this Agreement.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1 C Media’s Conditions to Closing.  The obligations of C Media to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by C Media) on or before Closing of each of the following conditions precedent:

(a) Representations.  The representations and warranties of Kingtone set forth in Article 5 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; provided, however, that (i) any representation or warranty referring to a specified date need only be true and accurate as of such specified date, and (ii) to the extent a representation or warranty is qualified by its terms by materiality, such qualification in its terms is inapplicable for purposes of this Section 7.1 and the materiality qualification contained in this Section 7.1(a) applies in lieu thereof;

(b) Performance.  Kingtone shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)  No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d) Consents.  Kingtone shall have received approval for the consummation of the Agreement from its stockholders, and all required consents and consents and approvals of any Governmental Body required for the transfer of the Kingtone Assets from Kingtone to C Media as contemplated by this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted by the applicable Governmental Body;

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(e)  Third-Party Consents; Liens.  Kingtone shall have obtained the approval of any other Person holding a Lien against any of its pre-Closing Exchange Assets, and Kingtone shall have delivered or caused to be delivered to C Media customary documentation or evidence providing for the release, on or before Closing, of all Encumbrances creating a security interest in all or any portion of the Kingtone Assets in favor of any Person;

(f) Amendment to Memorandum and Articles of Association. Kingtone shall have delivered proof reasonably satisfactory to C Media that it has duly amended its memorandum and articles of association to create and authorize the Preferred Shares; and

(g) Nasdaq Approval. Kingtone shall maintain its listing status with The Nasdaq Stock Market (“Nasdaq”) as of the date of this Agreement and shall submit to Nasdaq all instruments, documents and other items necessary for the application for the listing of the Kingtone shares on Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.2 Kingtone’s Conditions to Closing.  The obligations of Kingtone to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Kingtone) on or before Closing of each of the following conditions precedent:

(a) Representations.  The representations and warranties of C Media set forth in Article 4 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date; provided, however, that (i) any representation or warranty referring to a specified date need only be true and accurate as of such specified date, and (ii) to the extent a representation or warranty is qualified by its terms by materiality, such qualification in its terms is inapplicable for purposes of this Section 7.2 and the materiality qualification contained in this Section 7.2(a) applies in lieu thereof;

(b) Performance.  C Media shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement on or before the Closing Date;

(c)  No Action.  No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or awarding damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by any Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Document, or seeking damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d) Consents.  C Media shall have received all required consents and consents and approvals of any Governmental Body required for the transfer of the C Media Assets from C Media to Kingtone as contemplated by this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted by the applicable Governmental Body; and

(e) Nasdaq Approval. C Media shall provide Kingtone all instruments, documents and other items necessary for the application for the listing of the Kingtone shares on Nasdaq in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE 8
CLOSING

Section 8.1 Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties hereto, take place at remotely via the electronic exchange of documents at 10:00 a.m., New York time, on the first Business Day after all conditions in Article  7 to be satisfied or waived as of such time(other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction or waiver), or at such other time and at such other place as mutually agreed upon by the Parties.  As used herein, the “Closing Date” shall mean the date on which the Closing actually occurs.

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Section 8.2 Obligations of C Media at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Kingtone of its obligations pursuant to Section 8.3, C Media shall deliver or cause to be delivered to Kingtone the following:

(a)  a certificate by an authorized officer of C Media, dated as of Closing, certifying on behalf of C Media that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c) have been fulfilled;

(b)  where approvals are received by C Media pursuant to Section 7.1(d) and Section 7.1(e), copies of those approvals; and

(c)  all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

Section 8.3 Obligations of Kingtone at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by C Media of its obligations pursuant to Section 8.2, Kingtone shall deliver or cause to be delivered to C Media the following:

(a)  a certificate by an authorized officer of Kingtone, dated as of Closing, certifying on behalf of Kingtone that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled;

(b) one or more duly executed certificates in the name of C Media’s designees evidencing the Exchange Shares;

(c)  where approvals are received by Kingtone pursuant to Section 7.2(d) and Section 7.2(e), copies of those approvals; and

(d)  all other instruments, documents and other items necessary to effectuate the terms of this Agreement.

ARTICLE 9
TERMINATION

Section 9.1 Termination.  This Agreement may, by written notice given before the Closing, be terminated:

(a) by mutual consent of the Parties;

(b) by C Media (so long as C Media is not then in material breach of any of its representations, warranties or covenants contained in this Agreement) if there has been a breach of any of Kingtone’s representations, warranties or covenants contained in this Agreement, which would result in the failure of a condition set forth in Section 7.1 or Section 7.2, and which breach has not been cured within five (5) Business Days after written notice of the breach has been delivered to Kingtone from C Media;

(c) by either C Media or Kingtone if any Governmental Body has issued a nonappealable final judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or if Kingtone’s stockholders withhold approval of the transactions contemplated by the Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to any party whose failure to fulfill any covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 9.1(c)occurring; or

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(d) by C Media if the Closing has not occurred (other than through the failure of C Media to comply fully with its obligations under this Agreement) on or before July 31, 2018.

Section 9.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any Party or its Affiliates, except that (a) Section 6.3 (Public Announcements; Confidentiality),Article 12(Miscellaneous) and this Section 9.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a Party because of the intentional breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired; provided, that, notwithstanding the foregoing, nothing herein shall be deemed to impair the rights of any Party to obtain any injunction or prevent breaches of, or compel specific performance by any other Party of its obligations under, this Agreement.

ARTICLE 10
ASSUMPTION; INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement (whether or not contained in Article 4 or Article 5) shall survive the Closing for a period of twelve (12) months after the Closing Date (the “General Survival Period”), except that (i) the representations and warranties set forth in Sections 4.2 and 5.2 (Organization and Qualification), 4.5 and 5.5(Filings, Consents and Approvals),4.6 and 5.6(Capitalization), 4.12 and 5.12 (Title to Assets) , 4.15 and 5.15 (Transactions With Affiliates), 4.16 and 5.16(Certain Fees), and 4.3 and 5.3 (Authorization; Enforcement), the “Fundamental Representations”) shall survive indefinitely and (ii) the representations set forth in Sections 4.17 and 5.17 (Tax Matters) (“Tax Representation”) shall survive the Closing until sixty (60) days past the expiration of the applicable statute of limitations. All covenants set forth herein shall survive the Closing in accordance with their respective terms. The obligations with respect to any Losses suffered relating to fraud, intentional inaccuracy or intentional misrepresentation of a material fact or the volitional withholding of any material fact by any Party shall not expire.

Section 10.2  Acquiring Party’s Assumption of Obligations.  At Closing, each Party (specifically, C Media, with respect to the Kingtone Assets, and Kingtone, with respect to the C Media Assets) shall assume and hereby agrees to fulfill and perform any and all obligations and pay and discharge any and all Liabilities with respect to the Exchange Assets acquired by the respective Acquiring Parties, including the following (the “Assumed Obligations”):

(a) any and all Liabilities caused by or arising out of or resulting from the ownership, use or operation of the Exchange Assets on or after the Closing Date;

(b) any and all of the Transferring Party’s express and implied obligations and covenants under the terms of the Contracts and all other obligations to which the acquired Exchange Assets are subject;

(c)  responsibility for compliance with all applicable Laws pertaining to the acquired Exchange Assets, and the procurement and maintenance of all Permits required by any Governmental Body in connection with the ownership or development of the acquired Exchange Assets after Closing; and

(d)   any Asset Taxes (including applicable penalties and interest) for which the Acquiring Party has agreed to be responsible hereunder.

Each Transferring Party (specifically, C Media, with respect to the C Media Assets, and Kingtone, with respect to the Kingtone Assets) shall remain responsible for all Liabilities incurred by the Transferring Party in connection with its ownership or operation of such Exchange Assets before the Closing, except (i) those for which the Acquiring Party is obligated to indemnify the Transferring Party pursuant to this Agreement, and (ii) those which the Acquiring Party assumes pursuant to this Section 10.2.

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Section 10.3 General Indemnification.

(a) If, after the Closing Date, C Media and/or its Affiliates and its and their respective officers, directors, employees, equityholders, operating partners, partners, managers, representatives, and/or agents and their heirs, successors and permitted assigns (each a “C Media Indemnitee” and together the “C Media Indemnitees”) suffer, without any duplication, any Losses as a result of, in connection with, or arising out of (i) any inaccuracy or breach of any representation or warranty made by Kingtone contained in this Agreement or any certificate delivered hereto, (ii) any failure by Kingtone to perform any of Kingtone’s covenants or agreements contained herein, or (iii) the Excluded Liabilities, then, subject to the other provisions of this Article10, Kingtone shall indemnify, defend and save and hold harmless the C Media Indemnitees for such Loss as and when suffered or paid, whether directly or indirectly.

(b) After the Closing, C Media agrees to indemnify, defend and hold Kingtone and/or its Affiliates and their respective officers, directors, employees, equityholders, operating partners, partners, managers, representatives, and/or agents and their heirs, successors and permitted assigns (each a “Kingtone Indemnitee” and together the “Kingtone Indemnitees”) harmless from any Loss as and when suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any inaccuracy or breach of any representation or warranty made by C Media contained in this Agreement or any certificate delivered hereto, (ii) any failure by C Media to perform any of C Media’s covenants or agreements contained herein, or (iii) the Excluded Liabilities, then, subject to the other provisions of this Article10, Kingtone shall indemnify, defend and save and hold harmless the Kingtone Indemnitees for such Loss as and when suffered or paid, whether directly or indirectly.

(c) The obligations to indemnify and hold harmless pursuant to Sections 10.3(a) and (b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 10.1, except for claims for indemnification pursuant to any such clauses asserted prior to the end of such survival period, which such claims shall survive until final resolution thereof.

(d) For purposes of determining whether any breach or inaccuracy of any representation or warranty has occurred pursuant to this Agreement, any Loss has occurred, or the amount of any such Loss, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement and the Transaction Documents will be considered without regard to any materiality or Material Adverse Effect qualification set forth.

Section 10.4 Indemnification Actions.  All claims for indemnification under this Article 10 shall be asserted and resolved as follows:

(a) Promptly after receipt by a Person entitled to indemnity under this Article 10 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall promptly give written notice to the Person obligated to indemnify against such Third Party Claim (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to timely notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent of actual prejudice arising from such failure.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.4(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to assume the defense of such Third Party Claim with counsel of its choosing that is reasonably acceptable to the Indemnified Person (it being agreed that the Indemnifying Person’s counsel as of the date hereof shall be reasonably acceptable to the Indemnified Person); provided, however, that (a) the Indemnifying Person shall not be entitled to assume defense of a Third Party Claim if the Indemnified Person has one (1) or more defenses that cannot be asserted by the Indemnifying Person and such inability would actually prejudice the Indemnified Person, (b) the Indemnifying Person shall not be entitled to assume defense of a Third Party Claim if such claim is being brought by a Governmental Body or seeks an injunction or provisional relief and (c) as a condition to assuming the defense of such Third Party Claim, the Indemnifying Person must acknowledge and agree in writing that each Indemnified Person will be indemnified and held harmless hereunder with respect to the full amount of any and all Damages the Indemnified Person may suffer or incur arising out of or relating to the Third Party Claim (regardless of any limitations set forth herein).  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim.  If the Indemnifying Person assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s express written consent unless (A) there is no finding or admission of any wrongdoing by the Indemnified Person, (B) the sole relief provided is monetary Damages that are paid in full by the Indemnifying Person, and (C) the claim does not relate to Taxes.  If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within fifteen (15) Business Days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, then the Indemnifying Person shall be bound by any determination made in such Third Party Claim or any compromise or settlement reasonably effected by the Indemnified Person.

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(c)  With respect to any Third Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other fully informed of the status of such Third Party Claim and any related legal actions at all stages thereof where such other person is not represented by its own counsel, and (ii) each Party agrees (at its own expense) to render to each other such assistance as a Party may reasonably require of another and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d) With respect to any Third Party Claim subject to indemnification under this Article 10, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other Party.  In connection therewith, each Party agrees that:  (i) it will use its reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e) With respect to a claim between the Parties, if any Indemnified Person believes that such Indemnified Person is entitled to indemnification pursuant to this Article 10other than in connection with a Third Party Claim, such Indemnified Person shall give the appropriate Indemnifying Person notice of such claim stating the amount of Losses, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement under which such right of indemnification is claimed or arises (each, a “Claim Notice”). The Indemnifying Person shall have fifteen (15) days after the receipt of such notice to deliver a written response noting that it disagrees with the amount or the method of determination to the indemnification obligation in the Claim Notice, and specifying in reasonable detail the basis for such disagreement (each, a “Reply Certificate”). If a Reply Certificate is timely delivered pursuant to this Section 10.4(e) but only disputes a portion of the claims set forth in the Claim Notice, any claim that is not disputed in the Reply Certificate shall be deemed to have acknowledged and authorized such Indemnified Person’s right to receive the amount specified in the applicable Claim Notice. If a Reply Certificate is not timely delivered with respect to any Claim Notice, then the Indemnifying Person shall be deemed to have acknowledged and authorized such Indemnified Person’s right to receive the amount specified in the applicable Claim Notice. If a Reply Certificate pursuant is timely delivered in response to any Claim Notice, then the Indemnifying Person and the Indemnified Person shall negotiate in good faith to resolve the matter for a period of thirty (30) days prior to the initiation of any litigation in respect thereof.

Section 10.5  Limitation on Actions. In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, Liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the Ancillary Documents.

ARTICLE 11
TAX MATTERS

Section 11.1 Tax Filings.  The Transferring Party shall be responsible for filing with the appropriate Governmental Body the applicable Tax Returns for Asset Taxes which are required to be filed on or before the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing.  The Acquiring Party shall be responsible for filing with the appropriate taxing authorities the applicable Tax Returns for all Asset Taxes that are required to be filed after the Closing Date and paying the Taxes reflected on such Tax Returns as due and owing; provided, however, that in the event that the Transferring Party is required by applicable Law to file a Tax Return with respect to such Asset Taxes after the Closing Date which includes all or a portion of a tax period for which the Acquiring Party is liable for such Taxes, following the Transferring Party’s request, the Acquiring Party shall promptly pay to the Transferring Party all such Taxes allocable to the period or portion thereof beginning at or after the Closing Date (but only to the extent that such amounts have not already been accounted for under Section 11.2), whether such Taxes arise out of the filing of an original return or a subsequent audit or assessment of Taxes.  The Transferring Party shall be entitled to all Tax credits and Tax refunds which relate to any such Taxes allocable to any tax period, or portion thereof, ending before the Closing Date.  The Acquiring Party shall be entitled to all Tax Credits and Tax refunds which related to any such Taxes allocable to any tax period, or portion thereof, ending on or after the Closing Date.

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Section 11.2 Current Tax Period Taxes.  Asset Taxes assessed with respect to the Tax period in which the Closing occurs (the “Current Tax Period”) shall be apportioned between the Transferring Party and the Acquiring Party as of the Closing Date with (a) the Transferring Party being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Closing Date and the denominator of which is the total number of days in the Current Tax Period and (b) the Acquiring Party being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the Closing Date and the denominator of which is the total number of days in the Current Tax Period.  In the event that the Acquiring Party or the Transferring Party makes any payment for which it is entitled to reimbursement under this Article 11, the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

ARTICLE 12
MISCELLANEOUS

Section 12.1 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Each Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound by the terms and provisions of this Agreement until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.2 Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, or by facsimile followed by delivery by courier, as follows:

If to C Media:
Attn: Weili Chen LAB32, Guanghua Road3Q, No. 9 Guanghua Road, Chaoyang District, Beijing, P.R. China Email: chenwl@cmmobi.com

With a copy to (which shall not constitute notice):

Garvey Schubert Barer
Attn: Jeffrey Li
1000 Potomac Street NW
Suite 200
Washington, D.C. 20007-3501
Email: jli@gsblaw.com

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If to Kingtone:
Attn: Zhuoyu Li Floor 3, Borough A, Block A 181, South Taibai Road, Xi’an, Shaanxi Province P.R. China Email: lizhuoyu@900lh.com

With a copy to (which shall not constitute notice):
Pryor Cashman LLP Attn: Elizabeth Fei Chen 7 Times Square New York, NY 10036 Email: echen@pryorcashman.com

Any Party may change its address for notice by notice to the other Parties in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Expenses.  Except as otherwise set forth in this Agreement, each Party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 12.4 Governing Law; Jurisdiction.    All questions concerning the construction, validity, enforcement and interpretation of the Agreement and the other Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Actions concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction of any such court, that such Action is improper or is an inconvenient venue for such Action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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Section 12.5 Waivers.  Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may only be waived by the Party to whom such compliance is owed by a written instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or notsimilar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.6 Assignment.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may not be unreasonably withheld) and any assignment or delegation made without such written consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.7 Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the Ancillary Documents to be executed hereunder, and other Transaction Documents, constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.8 Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties, their respective successors or permitted assigns and expressly identified as an amendment or modification hereto.

Section 12.9 No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person, other than the Parties, to any claim, cause of action, remedy or right of any kind.

Section 12.10 Construction.  The Parties acknowledge that (a) each Party has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective legal counsel equally participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.11 Delivery of Records.  As soon as reasonably practicable after Closing, but in no event later than ten (10) Business Days following Closing, each Transferring Party, at the Transferring Party’s cost and expense, shall deliver originals of the records pertaining to the Exchange Assets transferred by the Transferring Party to the Acquiring Party.

Section 12.12 Severability.  Should any provision of this Agreement be held by a court of law to be illegal, invalid or unenforceable, such provision shall be replaced by such provision as most closely reflects the intent of the invalid provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

[signature page follows]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative as of the Execution Date.

C MEDIA:

C MEDIA LIMITED,
a corporation organized under the laws of the People’s Republic of China

By:	/s/ Yusong Song
Name:
Title:

KINGTONE:

KINGTONE WIRELESSINFO SOLUTION HOLDING LTD.,
a corporation organized under the laws of the British Virgin Islands

By:	/s/ Zhuoyu (Richard) Li
Name:	Zhuoyu (Richard) Li
Title:	Chairman

[Signature Pages to Asset Exchange Agreement]

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APPENDIX A

DEFINITIONS

“Action” has the meaning set forth in Section 4.7.

“Acquiring Party” means, with respect to the C Media Assets, Kingtone; and, with respect to the Kingtone Assets, C Media.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Ancillary Documents” means all agreements, documents, instruments and certificates contemplated by this Agreement or otherwise necessary or appropriate in order to fully effectuate the terms and conditions of this Agreement and to perform and consummate the transactions contemplated by this Agreement.

“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Body in connection with such Taxes) based upon acquisition, operation or ownership of the Exchange Assets or the production of Minerals therefrom; but excluding, for the avoidance of doubt, income, business activity, capital gains or franchise Taxes.

“Assumed Obligations” has the meaning set forth Section 10.2.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“C Media” has the meaning set forth in the Preamble of this Agreement.

“C Media Assets” has the meaning set forth in Section 2.2.

“C Media Business” has the meaning set forth in Section 2.2.

“C Media Business Intellectual Property Rights” has the meaning set forth in Section 2.2.

“C Media Indemnitee” has the meaning set forth in Section 10.3.

“Casualty Loss” means (i) any loss, damage or destruction of an Exchange Asset occurring during the period between the Execution Date and the Closing Date for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, tornado, flood or other casualty, but excluding any loss, damage or destruction as a result of depreciation, ordinary wear and tear and any change in condition of an Exchange Asset for production of Minerals through normal depletion, or (ii) any loss or damage resulting from any portion of an Exchange Asset being taken in condemnation or under right of eminent domain.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et-seq., as amended.

“Claim Notice” has the meaning set forth in Section 10.4.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Confidential Information” has the meaning set forth in Section 6.3.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease or license, whether written or oral, which pertains to such Person or any material Assets of such Person. .

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“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Current Tax Period” has the meaning set forth in Section 11.2.

“Damages” means the amount of any actual Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and/or monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), or (ii) any Liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any indemnified Person after the Closing Date.

“Encumbrance” means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, license, assignment, option, claim or other encumbrance or charge, whether or not registered or registrable, but does not include a Permitted Encumbrance.

“Evaluation Date” has the meaning set forth in Section 5.20.

“Environmental Laws” has the meaning set forth in Section 4.10.

“Exchange” has the meaning set forth in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Assets” has the meaning set forth in Section 2.1.

“Exchange Shares” has the meaning set forth in Section 2.1.

“Exchange Properties” means the C Media Properties, or it may be used herein to refer to each individually, as the context requires.

“Effective Date” has the meaning set forth in Preamble of this Agreement.

“GAAP” has the meaning set forth in Section 5.19.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“General Survival Period” has the meaning set forth in Section 10.1.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, exchange, trading market or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

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“Hazardous Materials” has the meaning set forth in Section 4.10.

“Indemnified Person” has the meaning set forth in Section 10.4(a).

“Indemnifying Person” has the meaning set forth in Section 10.4(a).

“Intellectual Property” means (1) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, including software; (2) trade secrets and other confidential information, know-how, processes and techniques, formulas, research and development information, drawings, specifications, designs, plans, and customer and supplier lists and information; (3) other intellectual property rights; and (4) copies and tangible embodiments thereof (in whatever form or medium).

“Kingtone” has the meaning set forth in the Preamble of this Agreement.

“Kingtone Assets” has the meaning set forth in Section 2.3.

“Kingtone Business” has the meaning set forth in Section 2.3.

“Kingtone Business Intellectual Property Rights” has the meaning set forth in Section 2.3.

“Kingtone Indemnitee” has the meaning set forth in Section 10.3.

“Kingtone Transferred Employees” has the meaning set forth in Section 2.3.

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Liability” (and with the correlative meaning, “Liabilities”) means all losses, costs, expenses, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“Liens” means any mortgage, pledge, security interest, encumbrance, levy, deed of trust, lien, charge of any kind, encroachment, restrictive covenant, subordination agreement in favor of another Person, encumbrance, tenancy or other possessory interest, conditional sale or other title retention agreement, assessment or other defect in title.

“Material Adverse Effect” has the meaning set forth in Section 4.2.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, licenses, approvals, certificates of authority, franchises, concessions, registrations, consents, or similar qualifications or authorizations issued, granted or given by or under the authority of, or filings with, any Governmental Body.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Preferred Shares” has the meaning set forth in Section 2.1.

“Reply Certificate” has the meaning set forth in Section 10.4.

“Representatives” means (i) partners, employees, personnel, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates; or (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above.

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“Required Approvals” has the meaning set forth in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC Reports” has the meaning set forth in Section 5.19.

“Subsidiary” has the meaning set forth in Section 4.1.

“Tax Representation” has the meaning set forth in Section 10.1.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party.

“Topsky Interests” has the meaning set forth in Section 2.3(h).

“Transferring Party” means, with respect to the C Media Assets, C Media; and, with respect to the Kingtone Assets, Kingtone.

“Transaction Documents” has the meaning set forth in Section 4.2.

“Xi’an Softech” has the meaning set forth in Section 2.3.

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